FLITWAYS TECHNOLOGY INC.
Pro Forma Combined Balance Sheet as of June 30, 2016

			Pro-Forma	Elimination
	Registrant	Flitways	Adjustments	Entries	JE#	Combined

ASSETS
Current Assets:
Cash	$6,830	$4,687	$(6,830)	$-	1	$4,687
Accounts receivable, net	-	4,577	-	-		4,577
Total current assets	6,830	9,264	(6,830)	-		9,264

Property and equipment, net	-	-	-	-		-
Investment in Flitways	-	-	25,000	(25,000)	2, 3	-
Other assets	5,000	-	(5,000)	-	1	-

Total Assets	$11,830	$9,264	$13,170	$(25,000)		$9,264

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$2,231	$5,519	$(2,231)	$-	1	$5,519
Accrued expenses	-	205,955	-	-		205,955
Total current liabilities	2,231	211,474	(2,231)	-		211,474

Debt due to related party	125,000	97,323	(125,000)	-	1	97,323
Accrued interest	-	8,751	-	-		8,751
Total liabilities	127,231	317,548	(127,231)	-		317,548

Stockholders' deficit
Common stock, 30,000,000 and 10,000,000 shares outstanding pre-merger, respectively, and 50,000,000 shares post-merger	30,000	100	20,000	(100)	2, 3	50,000
Additional paid in capital	-	24,900	(25,000)	(24,900)	1, 2, 3	(25,000)
Accumulated deficit	(145,401)	(333,284)	145,401	-	1	(333,284)

Total stockholders' deficit	(115,401)	(308,284)	140,401	(25,000)		(308,284)

Total liabilities and stockholders' deficit	$11,830	$9,264	$13,170	$(25,000)		$9,264

Notes to Pro-Forma Combined Balance Sheet (Unaudited) June 30, 2016
          1. To write-off all assets and liabilities of Cataca per merger agreement and close out accumulated deficit
          2. To record investment in Flitway by Cataca
          3. To eliminate intercompany investment accounts for combination

FLITWAYS TECHNOLOGY INC.
Pro Forma Combined Statement of Operations for the Year Ended December 31, 2015

			Pro-Forma
	Registrant	Flitways	Adjustments	JE#	Combined

Net sales	$-	$336,601	$-		$336,601
Cost of sales	-	(270,935)	-		(270,935)
Gross profit	-	65,666	-		65,666

Operating expenses
General and administrative	62,542	180,610	-		243,152
Total operating expenses	62,542	180,610	-		243,152
Operating loss	(62,542)	(114,944)	-		(177,486)

Other Non-Operating Income and Expenses
Interest expense	-	(3,742)	-		(3,742)

Net loss before income taxes	(62,542)	(118,686)	-		(181,228)

Provision for income taxes	-	1,050			-

Net loss	$(62,542)	$(119,736)	$-		$(181,228)

Basic and Diluted Loss per Share - Common Stock	$(0.00)	$(0.01)			$(0.00)

Weighted Average Number of Shares Outstanding:
Basic and Diluted Common Stock	30,000,000	10,000,000			50,000,000

FLITWAYS TECHNOLOGY INC.
Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2015

			Pro-Forma
	Registrant	Flitways	Adjustments	JE#	Combined

Net sales	$-	$173,049	$-		$173,049
Cost of sales	-	(114,221)	-		(114,221)
Gross profit	-	58,828	-		58,828

Operating expenses
General and administrative	18,912	136,480	-		155,392
Total operating expenses	18,912	136,480	-		155,392
Operating loss	(18,912)	(77,652)	-		(96,564)

Other Non-Operating Income and Expenses
Interest expense	-	(2,189)	-		(2,189)

Net loss before income taxes	(18,912)	(79,841)	-		(98,753)
Net loss	$(18,912)	$(79,841)	$-		$(98,753)

Basic and Diluted Loss per Share - Common Stock	$(0.00)	$(0.01)			$(0.00)

Weighted Average Number of Shares Outstanding:
Basic and Diluted Common Stock	30,000,000	10,000,000			50,000,000